Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of MYnd Analytics, Inc. on Form S-8 (File Nos. 333-215434 and 333-166394) and on Form S-1 (File Nos. 333-217092, 333-215323 and 333-215397) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 29, 2017 with respect to our audit of the financial statements of MYnd Analytics, Inc. as of September 30, 2017 and for the year then ended, which report is included in this Annual Report on Form 10-K of MYnd Analytics, Inc. for the year ended September 30, 2017.

/s/ Marcum LLP

Marcum LLP

Irvine, California

December 29, 2017